                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 18, 2002

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                              HANOVER DIRECT, INC.

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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082

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                            (COMMISSION FILE NUMBER)

          DELAWARE                                     13-0853260
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(STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION)                          IDENTIFICATION NUMBER)

       115 RIVER ROAD
    EDGEWATER, NEW JERSEY                                 07020
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    (ADDRESS OF PRINCIPAL                              (ZIP CODE)
     EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300

                               -------------------


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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS.


Management of Hanover Direct, Inc. (the "Company") recently conducted a strategic review of its business and operations. As part of such review, Company management considered the Company's obligations under the Agreement, dated as of December 19, 2001 (the "Agreement"), with Richemont Finance S.A. ("Richemont") and the Company's prospects and options for redemption of the Series B Preferred Shares issued to Richemont pursuant thereto in accordance with the Agreement terms. The review took into account the results of the Company's strategic business realignment program in 2001 and 2002, the relative strengths and weaknesses of the Company's competitive position and the current economic and business climate, including the current depressed business environment for mergers and acquisitions.

As a result of this review, Company management and the Company's Board of Directors have concluded that it is unlikely that the Company will be able to accumulate sufficient capital, surplus, or other assets under Delaware corporate law or to obtain sufficient debt financing to either:

      1. Redeem at least 811,056 shares of the Series B Preferred Stock by August 31, 2003, as allowed for by the Agreement, thereby resulting in the occurrence of a "Voting Trigger" which will allow Richemont to have the option of electing two members to the Company's Board of Directors; or

      2. Redeem all of the shares of Series B Preferred Stock by August 31, 2005, as required by the Agreement, thereby obligating the Company to take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available to redeem the Series B Preferred Shares, without a material improvement in either the business environment for mergers and acquisitions or other factors, unforeseeable at this time.

Management believes that the Company has sufficient liquidity and availability under its credit agreement to fund its planned operations.(1) The unlikelihood itself that the Company will be able to redeem the Series B Preferred Shares is not expected to limit the ability of the Company to use current and future net earnings or cash flow to satisfy its obligations to creditors and vendors.(1) In addition, the final redemption price of the Series B Preferred Stock does not continue to accrete after August 31, 2005.

Company management met with representatives of Richemont on October 30, 2002 and outlined the results of management's strategic review in the context of the Company's obligations to Richemont under the Agreement, and discussed an alternative to the method for the redemption of the Series B Preferred Shares. Under this alternative proposal, that the Company had previously presented to Richemont, the Company would exchange two business divisions, Silhouettes and Gump's, for all of Richemont's Series B Preferred Shares (the "Proposal").

Pursuant to the terms of the Agreement, the redemption value of the Series B Preferred Shares as of the date of the Proposal was $87 million. Management based the Proposal terms on a valuation of Silhouettes and Gump's using the valuation multiple employed in USA Network's June 2001 purchase of the Company's Improvements business division. The Proposal also included a willingness on the part of the Company to provide continued fulfillment services for Silhouettes and Gump's on terms to be negotiated. On November 18, 2002, a representative of Richemont confirmed in writing to the Company that Richemont rejected the Proposal. Representatives of Richemont have indicated that it has no interest in the proferred assets and disputes their valuation implied in the Company's Proposal.

The Company will continue to explore all reasonable opportunities to redeem and retire the Series B Preferred Stock.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HANOVER DIRECT, INC.
                                          --------------------------------------
                                                  (Registrant)

November 21, 2002                         By: /s/ Edward M. Lambert
                                          --------------------------------------
                                          Name:  Edward M. Lambert
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


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(1) In accordance with the Safe Harbor provisions of the Private Securities
    Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward-looking statements. Additional information that could cause actual results to differ materially is contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002, as filed with the Securities and Exchange Commission, which may be obtained from the public reference facilities maintained by the SEC in Washington, D.C., and at the regional offices of the SEC in New York City and Chicago, Illinois or from the SEC's website located at www.sec.gov, as well as from the offices of the American Stock Exchange in New York City.